Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports Fourth Quarter and Full Year Results

Highest Full Year Revenue Growth since 2008

Strong Electronic Channels Growth

2012 Expected to be Impacted by Macro Challenges and Currency

25% Increase in Quarterly Dividend Announced

Englewood, Colo., Feb. 7, 2012—The Western Union Company (NYSE: WU) today reported financial results for the 2011 fourth quarter and full year, and its financial outlook for 2012.

Financial highlights for the full year included:

•	Revenue of $5.5 billion, an increase of 6% compared to 2010, or 5% excluding Travelex Global Business Payments (TGBP)

•	Constant currency adjusted revenue increase of 5%, or 4% excluding TGBP

•

Operating margin of 25.2%, or 26.1% excluding restructuring expenses, compared to 25.0%, or 26.2% excluding restructuring expenses in 2010. The current year includes $21 million in costs related to the completion of the TGBP acquisition

•

Gains in Other income / (expense) of $50 million related to the revaluation of the Company’s previous 30% ownership interests in both Angelo Costa S.r.l. and Finint S.r.l., as expected, and $21 million related to foreign currency forward contracts primarily for the acquisition of TGBP

•

Benefit of approximately $205 million in Provision for income taxes related to the agreement with the U.S. Internal Revenue Service announced December 15, 2011. The full year effective tax rate was 8.6%, or 24.9% excluding this benefit and the impact of restructuring expenses

•	EPS of $1.84, or $1.57 excluding restructuring expenses and the tax benefit, compared to $1.36 in the prior year, or $1.42 in the prior year excluding restructuring expenses

•	Cash provided by operating activities of $1.2 billion

•	Restructuring expenses of $47 million, or $32 million after-tax, related to organizational changes and other actions as previously disclosed by the Company

Financial highlights for the quarter included:

•	Revenue of $1.4 billion, an increase of 5% compared to last year’s fourth quarter. Revenue increased 3% excluding $35 million of revenue from the TGBP acquisition

•	Constant currency adjusted revenue increase of 6%, or 4% excluding TGBP

•

Operating margin of 25.0%, compared to 23.7%, or 24.5% excluding restructuring expenses, in the prior year. TGBP results, including intangibles amortization, negatively impacted current period operating margin by approximately 100 basis points. In addition, the current quarter includes $9 million in costs related to the completion of the acquisition

•

Gains in Other income / (expense) of $20 million related to the revaluation of the Company’s previous 30% ownership interest in Finint S.r.l., as expected, and $21 million related to foreign currency forward contracts primarily for the acquisition of TGBP

•

Benefit of approximately $205 million in Provision for income taxes related to the agreement with the U.S. Internal Revenue Service. The fourth quarter effective tax rate was (28.3%), or 29.8% excluding this benefit

•	EPS of $0.73, or $0.40 excluding the tax benefit, compared to $0.37 in the prior year, or $0.38 in the prior year excluding restructuring expenses

Additional highlights for the quarter included:

•	Consumer-to-consumer (C2C) revenue increase of 3% reported and 3% constant currency on transaction growth of 5%; C2C represented 83% of Company revenues

•	Europe, Middle East, Africa and South Asia (EMEASA) region revenue increase of 2% on transaction growth of 3%

•	Americas region revenue increase of 3% on transaction growth of 6%

•	Asia Pacific (APAC) region revenue increase of 6% on transaction growth of 8%

•	C2C operating margin of 28.0% compared to 27.0% in prior year

•	Global Business Payments revenue increase of 24%

•	Consumer bill payments revenue increase of 2%

•	Western Union Business Solutions (WUBS) revenue increase of 130%, or 13% excluding TGBP

•	Global Business Payments operating margin of 17.5%, compared to 13.3% in the prior year

•

Electronic channels revenue grew 36%. Electronic channels, which include westernunion.com, account based money transfer, and mobile money transfer, represented 3% of total Company revenue for the quarter

•	Prepaid cards in force of nearly 1.5 million, with retail distribution available at over 15,000 U.S. locations

•	Agent locations of 485,000

•

Completion of acquisition of TGBP, a leading specialist provider of international business payments, which enhances the Company’s position in one of its key strategic growth areas, business-to-business cross border payments

•	Completion of acquisition of Finint S.r.l., one of Western Union’s leading money transfer network Agents in Europe

•	Dividends declared of $50 million in the quarter

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental table included with this press release.

Dividend Increase

The Company also announced today that its board of directors has declared a 25% increase in the Company’s quarterly dividend, to $0.10 per common share. The Company’s previous quarterly dividend was $0.08 per common share. The board of directors declared a quarterly cash dividend of $0.10 per common share, payable March 30, 2012 to shareholders of record at the close of business on March 16, 2012.

Western Union President and Chief Executive Officer Hikmet Ersek commented, “We realized many accomplishments in 2011. We exceeded our initial outlook for earnings per share, and delivered our highest full year revenue growth rate since 2008. Each of our consumer-to-consumer regions grew, with strong performance in electronic channels. Consumer bill payments continued its turnaround, and Western Union Business Solutions delivered double-digit revenue growth. We also returned $1 billion to shareholders through share repurchase and dividends.”

Ersek continued, “In 2011 we further identified our long-term opportunities and needs, and created the strategic roadmaps that will drive our future growth. We structured our business around three growth areas: core consumer money transfer, business-to-business payments, and new ventures and services, including further expansion of electronic channels. We acquired two major super-agents, furthering our European consumer strategies, and expanded our agent network to 485,000 locations. We also completed the acquisition of Travelex Global Business Payments, which in combination with our existing Western Union Business Solutions gives us a strong foundation for growth in SME business-to-business payments.”

Ersek added, “In 2012 our focus is on execution against the strategic roadmaps. While there are some near-term market challenges in parts of the world, the long-term opportunities for revenue growth and margin expansion are strong. We are committed to investing in our business to realize these opportunities, including building our business-to-business foundation and further developing our separate digital business in San Francisco, which will allow us to achieve true leadership and scale in e-channels. We also remain focused on generating and deploying strong cash flow, and today’s announcement that we will be raising our quarterly dividend to ten cents per share reflects that commitment.”

2012 Outlook

The Company expects the following financial outlook for 2012:

Revenue

•	Constant currency revenue growth in a range of +6% to +8%, including a +4% benefit from the full year inclusion of TGBP

•	GAAP revenue growth 2% lower than constant currency, due to the significant strengthening of the U.S. dollar relative to European and other currencies compared to 2011

The Company generally expects overall consumer-to-consumer constant currency revenue trends to be similar to the fourth quarter of 2011, and anticipates softness in Europe in 2012. The Company expects low double-digit constant currency revenue growth in Western Union Business Solutions, compared to pro forma full year 2011 results (TGBP was acquired November 7, 2011).

Operating Margins

•	GAAP operating margin of approximately 25%, which compares to 25.2% in 2011

•	Operating margin of approximately 26% excluding TGBP integration costs, which compares to 26.2% excluding restructuring expenses and TGBP integration costs in 2011

•	EBITDA margin excluding TGBP integration costs of approximately 30%, which compares to 29.6% excluding restructuring expenses and TGBP integration costs in 2011

Operating margins are expected to remain approximately the same as 2011 levels, excluding the impact of the TGBP integration expenses and prior year restructuring expenses. The Company anticipates 2012 margin benefits from revenue growth, currency hedges, consumer bill payments, lower deal costs and restructuring savings to be offset by acquisition related amortization, expanded infrastructure for its digital platforms, and other investments.

The 2012 GAAP operating margin includes approximately $50 million of integration expense related to the TGBP acquisition. Acquisition related intangibles amortization for Western Union Business Solutions, including TGBP, is expected to be approximately $60 million in 2012, which compares to approximately $20 million in 2011.

Other Income / Expense and Tax Rate

The Company anticipates 2012 net Other expense to increase from the prior year due to the $71 million of one-time gains in 2011 related to revaluation of the Angelo Costa S.r.l. and Finint S.r.l. equity investments and currency gains from foreign currency forward contracts on the TGBP acquisition.

The Company anticipates an effective tax rate in a range of 16% to 17% in 2012.

Earnings Per Share

•	GAAP EPS in a range of $1.65 to $1.70

•	EPS excluding TGBP integration expenses of $1.70 to $1.75

The 2012 EPS range excluding TBGP integration expenses of $1.70 to $1.75 compares to $1.57 in 2011 excluding restructuring expenses and the tax benefit related to the IRS agreement. The expected EPS increase in 2012 is driven by increased revenue and a lower effective tax rate, partially offset by the $71 million of acquisition related non-recurring gains in 2011 in Other income / (expense). Operating margins in 2012 are expected to be similar to 2011.

Cash Flow from Operations

•

Cash flow from operations in a range of $1.0 billion to $1.1 billion, or $1.2 billion to $1.3 billion excluding anticipated tax payments of approximately $200 million relating to the IRS agreement announced on December 15, 2011

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP financial measures include revenue change excluding TGBP, revenue change constant currency adjusted, revenue change constant currency adjusted and excluding TGBP, operating income margin excluding restructuring, operating income margin excluding restructuring and TGBP integration expense, EBITDA margin excluding restructuring and TGBP integration expense, earnings per share restructuring adjusted, earnings per share restructuring and IRS agreement adjusted, consumer-to-consumer segment revenue change constant currency adjusted, effective tax rate restructuring and IRS agreement adjusted, 2012 revenue change outlook constant currency adjusted, 2012 operating income margin outlook TGBP integration expense adjusted, 2012 EBITDA margin outlook TGBP integration expense adjusted, 2012 earnings per share outlook TGBP integration expense adjusted, 2012 operating cash flow outlook IRS agreement adjusted, and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company’s website at www.westernunion.com.

EBITDA

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results from taking operating income and adjusting for depreciation and amortization expenses. The 2012 EBITDA outlook has been adjusted to exclude TGBP integration expense, and the 2011 EBITDA has been adjusted to exclude TGBP integration expense and restructuring expenses. EBITDA results provide an additional performance measurement calculation which helps neutralize the income statement effect of assets acquired in prior periods.

Integration

The Company expects approximately $50 million of integration expense for TGBP in 2012 and incurred approximately $5 million in the fourth quarter of 2011. TGBP integration expense consists primarily of severance and other benefits, retention, direct and incremental expense consisting of facility relocation, consolidation and closures; IT systems integration; and other expenses such as training, travel and professional fees. Integration expense does not include costs related to the completion of the TGBP acquisition.

Restructuring

The Company has recorded a total of $47 million of restructuring charges in 2011. Approximately $11 million was included in cost of services and $36 million was included in selling, general, and administrative expense. The restructuring charges relate primarily to organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and create operating efficiencies. The Company realized pre-tax savings from the initiatives of $8 million in 2010, and approximately $55 million in 2011, and expects $70 million annualized beginning in 2012. Restructuring expenses are not reflected in segment operating results.

For the 2010 full year, Western Union incurred $60 million in restructuring expenses. Approximately $15 million was included in cost of services and $45 million was included in selling, general, and administrative expense.

Restructuring expenses include expenses related to severance, outplacement and other related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation and amortization.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

The Company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today. To listen to the conference call live via telephone, dial 866-202-3109 (U.S.) or +1-617-213-8844 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 53183016.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available approximately two hours after the call ends through February 14, 2012, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 82474210. A webcast replay will be available at http://ir.westernunion.com for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the “Risk Factors” section and throughout the Annual Report on Form 10-K for the year ended December 31, 2010. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in immigration laws, patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; the failure by us, our agents or their subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering, terrorist financing and anti-competitive behavior, and/or changing regulatory or enforcement interpretations of those laws; the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules promulgated there-under; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code and governmental or judicial interpretations thereof; changes in general economic conditions and economic conditions in the regions and industries in which we operate; political conditions and related actions in the United States and abroad which may adversely affect our business and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; mergers, acquisitions and integration of acquired businesses and technologies into our Company, and the realization of anticipated financial benefits from these acquisitions; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; failure to comply with the settlement agreement with the State of Arizona; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; deterioration in consumers’ and clients’ confidence in our business, or in money transfer and payment service providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; any material breach of security of or interruptions in any of our systems; our ability to attract and retain qualified key employees and to manage our workforce successfully; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; adverse rating actions by credit rating agencies; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and Internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; cessation of various services provided to us by third-party vendors; our ability to resolve tax matters consistent with our reserves; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; significantly slower growth or declines in the money transfer market and other markets in which we operate; adverse consequences from our spin-off from First Data Corporation; decisions to change our business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of December 31, 2011, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 485,000 agent locations in 200 countries and territories. In 2011, The Western Union Company completed 226 million consumer-to-consumer transactions worldwide, moving $81 billion of principal between consumers, and 425 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	4Q10	FY2010	1Q11	2Q11	3Q11	4Q11	FY2011
Consolidated Metrics
Consolidated revenues (GAAP)—YoY % change		3%	2%	4%	7%	6%	5%	6%
Consolidated revenues (excluding TGBP)—YoY% change	a	N/A	N/A	N/A	N/A	N/A	3%	5%
Consolidated revenues (constant currency)—YoY % change	a	5%	3%	4%	5%	5%	6%	5%
Consolidated revenues (excluding TGBP; constant currency)—YoY% change	a	N/A	N/A	N/A	N/A	N/A	4%	4%
Agent locations		445,000	445,000	455,000	470,000	485,000	485,000	485,000

Consumer-to-Consumer Segment
Revenues (GAAP)—YoY % change		3%	2%	5%	8%	6%	3%	5%
Revenues (constant currency)—YoY % change	e	5%	3%	5%	5%	4%	3%	4%
Operating margin		27.0%	28.4%	28.6%	28.6%	29.0%	28.0%	28.6%

Transactions—(in millions)		56.17	213.74	52.84	56.31	57.64	59.00	225.79
Transactions—YoY % change		9%	9%	7%	6%	5%	5%	6%

Total Principal ($—billions)		20.0	75.8	19.0	20.6	21.1	20.6	81.3
Principal per transaction ($—dollars)		356	355	360	365	366	349	360
Principal per transaction—YoY % change		(3)%	(2)%	1%	4%	3%	(2)%	1%
Principal per transaction (constant currency)—YoY % change	f	(1)%	(2)%	1%	0%	0%	(1)%	0%

Cross-border Principal ($—billions)		18.1	68.6	17.1	18.6	19.0	18.5	73.2
Cross-border Principal—YoY % change		6%	6%	7%	10%	8%	2%	7%
Cross-border Principal (constant currency)—YoY % change	g	7%	6%	6%	6%	5%	3%	5%

International revenues (GAAP)—YoY % change	r	3%	3%	5%	8%	5%	2%	5%
International revenues (constant currency)—YoY % change	h, r	5%	4%	5%	5%	4%	3%	4%
International transactions—YoY % change	r	8%	8%	5%	5%	4%	5%	5%
International principal per transaction ($—dollars)	r	386	382	390	399	401	381	393
International principal per transaction—YoY % change	r	(1)%	(1)%	2%	6%	4%	(1)%	3%
International principal per transaction (constant currency)—YoY % change	i, r	1%	(1)%	2%	1%	1%	(1)%	1%

International revenues excl. US origination (GAAP)—YoY % change	s	3%	3%	5%	10%	6%	2%	6%
International revenues excl. US origination (constant currency)—YoY % change	j, s	5%	4%	5%	5%	4%	3%	4%
International transactions excl. US origination—YoY % change	s	8%	8%	6%	6%	5%	5%	6%

EMEASA region revenues—YoY % change	t, u	(1)%	0%	2%	8%	5%	2%	4%
EMEASA region transactions—YoY % change	t, u	6%	5%	4%	4%	3%	3%	4%
EMEASA region operating margin**	t, u		28.4%					28.7%

India revenues—YoY % change	v	8%	5%	8%	11%	13%	12%	11%
India transactions—YoY % change	v	6%	4%	6%	8%	11%	15%	10%

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	4Q10	FY2010	1Q11	2Q11	3Q11	4Q11	FY2011
Americas region revenues—YoY % change	t, w	7%	2%	6%	5%	6%	3%	5%
Americas region transactions—YoY % change	t, w	11%	11%	8%	7%	6%	6%	6%
Americas region operating margin**	t, w		28.2%					28.5%

Domestic revenues—YoY % change	x	7%	(6)%	8%	9%	9%	7%	8%
Domestic transactions—YoY % change	x	29%	28%	21%	19%	14%	11%	16%

Mexico revenues—YoY % change	y	3%	0%	1%	1%	5%	(1)%	2%
Mexico transactions—YoY % change	y	3%	2%	1%	(1)%	2%	1%	0%

APAC region revenues—YoY % change	t, z	14%	13%	14%	16%	11%	6%	11%
APAC region transactions—YoY % change	t, z	14%	14%	11%	12%	7%	8%	9%
APAC region operating margin**	t, z		28.7%					28.0%

China revenues—YoY % change	aa	6%	10%	12%	13%	5%	(5)%	6%
China transactions—YoY % change	aa	7%	7%	5%	7%	4%	1%	4%

Electronic channels revenues—YoY % change	bb	19%	14%	24%	39%	40%	36%	35%

Global Business Payments Segment
Revenues (GAAP)—YoY % change		0%	4%	0%	4%	7%	24%	9%
Operating margin		13.3%	17.0%	16.5%	19.9%	17.7%	17.5%	17.9%
Transactions—(in millions)		105.3	404.9	105.9	105.6	108.0	105.5	425.0
Transactions—YoY % change		6%	(2)%	8%	8%	4%	0%	5%
Bill Payments revenues—YoY % change	cc	(5)%	(8)%	(2)%	2%	2%	2%	1%
Business Solutions revenues—YoY % change	dd	32%	N/A	13%	14%	30%	130%	49%
Business Solutions revenues (excluding TGBP)—YoY% change		N/A	N/A	N/A	N/A	N/A	13%	17%

% of Total Company Revenue
Consumer-to-Consumer segment revenues		85%	84%	84%	84%	84%	83%	84%
EMEASA region revenues	t, u	44%	44%	43%	43%	44%	43%	43%
Americas region revenues	t, w	32%	31%	32%	32%	31%	31%	32%
APAC region revenues	t, z	9%	9%	9%	9%	9%	9%	9%
Mexico revenues	y	5%	6%	5%	6%	6%	5%	6%
India & China revenues	ee	7%	7%	8%	8%	8%	7%	8%
Electronic channels revenues	bb	2%	2%	3%	3%	3%	3%	3%
Global Business Payments segment revenues		13%	14%	14%	14%	14%	16%	14%
Bill Payments revenues	cc	11%	12%	12%	12%	12%	11%	11%
Business Solutions revenues	dd	2%	2%	2%	2%	2%	5%	3%
Prepaid revenues	ff	0%	0%	1%	1%	1%	1%	1%
Marketing expense	gg	5.0%	4.1%	3.4%	4.1%	4.5%	4.4%	4.1%

*	See page 15 of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures.
**	Regional operating margins are provided on an annual basis only.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Revenues:
Transaction fees	$1,082.0	$1,058.0	2%	$4,220.2	$4,055.3	4%
Foreign exchange revenues	321.7	268.3	20%	1,151.2	1,018.8	13%
Other revenues	27.6	30.7	(10)%	120.0	118.6	1%

Total revenues	1,431.3	1,357.0	5%	5,491.4	5,192.7	6%

Expenses:
Cost of services (a)	792.4	783.5	1%	3,102.0	2,978.4	4%
Selling, general and administrative (b)	280.5	251.4	12%	1,004.4	914.2	10%

Total expenses	1,072.9	1,034.9	4%	4,106.4	3,892.6	5%

Operating income	358.4	322.1	11%	1,385.0	1,300.1	7%

Other income/(expense):
Interest income	1.6	0.9	78%	5.2	2.8	86%
Interest expense	(47.6)	(45.2)	5%	(181.9)	(169.9)	7%
Derivative gains/(losses), net	18.7	(3.3)	(e)	14.0	(2.5)	(e)
Other income, net (c)	21.5	13.8	56%	52.3	14.7	(e)

Total other expense, net	(5.8)	(33.8)	(83)%	(110.4)	(154.9)	(29)%

Income before income taxes	352.6	288.3	22%	1,274.6	1,145.2	11%
Provision for/(benefit from) income taxes (d)	(99.7)	45.7	(e)	109.2	235.3	(54)%

Net income	$452.3	$242.6	86%	$1,165.4	$909.9	28%

Earnings per share:
Basic	$0.73	$0.37	97%	$1.85	$1.37	35%
Diluted	$0.73	$0.37	97%	$1.84	$1.36	35%

Weighted-average shares outstanding:
Basic	619.4	655.4		630.6	666.5
Diluted	621.7	658.4		634.2	668.9

(a)	Cost of services includes restructuring and related expenses of $10.6 million for the twelve months ended December 31, 2011 and $1.0 million and $15.0 million for the three and twelve months ended December 31, 2010, respectively.
(b)	Selling, general and administrative includes restructuring and related expenses of $36.2 million for the twelve months ended December 31, 2011 and $10.0 million and $44.5 million for the three and twelve months ended December 31, 2010, respectively.
(c)	Other income, net includes a gain for the revaluation of the Company's 30% equity interest in Finint S.r.l. to fair value of $20.5 million for the three and twelve months ended December 31, 2011 and a gain for the revaluation of the Company's 30% equity interest in Angelo Costa S.r.l. to fair value of $29.4 million for the twelve months ended December 31, 2011.
(d)	Provision for income taxes includes a one-time tax benefit due to the agreement with the United States Internal Revenue Service (“IRS”) resolving issues related to the restructuring of our international operations in 2003 of $204.7 million for the three and twelve months ended December 31, 2011.
(e)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31,
	2011	2010
Assets
Cash and cash equivalents (a)	$1,370.9	$2,157.4
Settlement assets	3,091.2	2,635.2
Property and equipment, net of accumulated depreciation of $429.7 and $383.6, respectively	198.1	196.5
Goodwill	3,198.9	2,151.7
Other intangible assets, net of accumulated amortization of $462.5 and $441.2, respectively	847.4	438.0
Other assets	363.4	350.4

Total assets	$9,069.9	$7,929.2

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$535.0	$520.4
Settlement obligations	3,091.2	2,635.2
Income taxes payable	302.4	356.6
Deferred tax liability, net	389.7	289.9
Borrowings	3,583.2	3,289.9
Other liabilities	273.6	254.5

Total liabilities	8,175.1	7,346.5

Stockholders’ equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 619.4 shares and 654.0 shares issued and outstanding at December 31, 2011 and 2010, respectively	6.2	6.5
Capital surplus	247.1	117.4
Retained earnings	760.0	591.6
Accumulated other comprehensive loss	(118.5)	(132.8)

Total stockholders’ equity	894.8	582.7

Total liabilities and stockholders’ equity	$9,069.9	$7,929.2

(a)	Approximately $476 million and $1,250 million was held by entities outside of the United States at December 31, 2011 and 2010, respectively.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$1,165.4	$909.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61.0	61.5
Amortization	131.6	114.4
Deferred income tax provision	21.2	28.6
Stock compensation expense	31.2	35.9
Gain on revaluation of equity interests	(49.9)	—
Other non-cash items, net	(1.4)	2.0
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	(27.7)	28.1
Accounts payable and accrued liabilities	(43.0)	10.5
Income taxes payable (a)	(62.3)	(159.2)
Other liabilities	(51.2)	(37.3)

Net cash provided by operating activities	1,174.9	994.4

Cash Flows From Investing Activities
Capitalization of contract costs	(96.7)	(35.0)
Capitalization of purchased and developed software	(13.0)	(25.4)
Purchases of property and equipment	(52.8)	(53.3)
Acquisition of businesses, net of cash acquired	(1,218.6)	(4.7)
Net proceeds from settlement of foreign currency forward contracts related to acquisitions	20.8	—
Proceeds from receivable for securities sold	—	36.9
Repayments of notes receivable issued to agents	—	16.9

Net cash used in investing activities	(1,360.3)	(64.6)

Cash Flows From Financing Activities
Proceeds from exercise of options	100.0	42.1
Cash dividends paid	(194.2)	(165.3)
Common stock repurchased	(803.9)	(581.4)
Net proceeds from commercial paper	297.0	—
Net proceeds from issuance of borrowings	696.3	247.0
Principal payments on borrowings	(696.3)	—

Net cash used in financing activities	(601.1)	(457.6)

Net change in cash and cash equivalents	(786.5)	472.2
Cash and cash equivalents at beginning of period	2,157.4	1,685.2

Cash and cash equivalents at end of period	$1,370.9	$2,157.4

(a)	The Company made a $250 million tax deposit with the IRS in the first quarter of 2010.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$920.2	$903.2	2%	$3,580.2	$3,434.3	4%
Foreign exchange revenues	253.1	238.5	6%	983.1	905.8	9%
Other revenues	8.6	10.1	(15)%	45.1	43.3	4%

Total Consumer-to-Consumer:	1,181.9	1,151.8	3%	4,608.4	4,383.4	5%

Global Business Payments:
Transaction fees	149.2	143.7	4%	587.8	578.0	2%
Foreign exchange revenues (a)	68.6	29.8	(d )	168.1	113.0	49%
Other revenues	6.6	7.9	(16)%	28.8	30.7	(6)%

Total Global Business Payments:	224.4	181.4	24%	784.7	721.7	9%

Total Other:	25.0	23.8	5%	98.3	87.6	12%

Total consolidated revenues	$1,431.3	$1,357.0	5%	$5,491.4	$5,192.7	6%

Operating income/(loss):
Consumer-to-Consumer	$331.3	$310.8	7%	$1,316.0	$1,243.3	6%
Global Business Payments	39.3	24.1	63%	140.4	122.5	15%
Other (b)	(12.2)	(1.8)	(d )	(24.6)	(6.2)	(d )

Total segment operating income	358.4	333.1	8%	1,431.8	1,359.6	5%
Restructuring and related expenses (c)	—	(11.0)	(d )	(46.8)	(59.5)	(21)%

Total consolidated operating income	$358.4	$322.1	11%	$1,385.0	$1,300.1	7%

Operating income margin:
Consumer-to-Consumer	28.0%	27.0%	1.0%	28.6%	28.4%	0.2%
Global Business Payments	17.5%	13.3%	4.2%	17.9%	17.0%	0.9%
Total consolidated operating income margin	25.0%	23.7%	1.3%	25.2%	25.0%	0.2%

Depreciation and amortization:
Consumer-to-Consumer	$36.6	$33.8	8%	$141.0	$130.5	8%
Global Business Payments	17.6	9.2	91%	45.6	36.0	27%
Other	1.2	1.9	(37)%	4.7	8.5	(45)%

Total segment depreciation and amortization	55.4	44.9	23%	191.3	175.0	9%
Restructuring and related expenses (c)	—	0.5	(d )	1.3	0.9	44%

Total consolidated depreciation and amortization	$55.4	$45.4	22%	$192.6	$175.9	9%

(a)	The significant change in Global Business Payments foreign exchange revenues for the three and twelve months ended December 31, 2011 was primarily the result of the acquisition of Travelex Global Business Payments that was completed on November 7, 2011.
(b)	Total other operating loss includes costs related to the Travelex Global Business Payments acquisition of approximately $9 million and $21 million for the three and twelve months ended December 31, 2011, respectively.
(c)	Restructuring expenses are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.
(d)	Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below.

All adjusted year-over-year changes were calculated using prior year reported amounts.

		4Q10	FY2010	1Q11	2Q11	3Q11	4Q11	FY2011
Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,357.0	$5,192.7	$1,283.0	$1,366.3	$1,410.8	$1,431.3	$5,491.4
	Reversal of TGBP revenues, including foreign currency translation impact (k)	N/A	N/A	N/A	N/A	N/A	(35.2)	(35.2)
	Foreign currency translation impact (l)	18.5	36.8	2.3	(32.5)	(18.2)	10.4	(38.0)

	Revenues, constant currency adjusted, excl. TGBP	$1,375.5	$5,229.5	$1,285.3	$1,333.8	$1,392.6	$1,406.5	$5,418.2

	Prior year revenues, as reported (GAAP)	$1,314.0	$5,083.6	$1,232.7	$1,273.4	$1,329.6	$1,357.0	$5,192.7
	Revenue change, as reported (GAAP)	3%	2%	4%	7%	6%	5%	6%
	Revenue change, excl. TGBP	N/A	N/A	N/A	N/A	N/A	3%	5%
	Revenue change, constant currency adjusted	5%	3%	4%	5%	5%	6%	5%
	Revenue change, constant currency adjusted, excl. TGBP	N/A	N/A	N/A	N/A	N/A	4%	4%

(b)	Operating income, as reported (GAAP)	$322.1	$1,300.1	$312.9	$350.7	$363.0	$358.4	$1,385.0
	Reversal of restructuring and related expenses (m)	11.0	59.5	24.0	8.9	13.9	—	46.8
	Reversal of TGBP integration expense (q)	N/A	N/A	N/A	N/A	N/A	4.8	4.8

	Operating income, excl. restructuring and TGBP integration expense	$333.1	$1,359.6	$336.9	$359.6	$376.9	$363.2	$1,436.6

	Operating income margin, as reported (GAAP)	23.7%	25.0%	24.4%	25.7%	25.7%	25.0%	25.2%
	Operating income margin, excl. restructuring	24.5%	26.2%	26.3%	26.3%	26.7%	25.0%	26.1%
	Operating income margin, excl. restructuring and TGBP integration expense	N/A	N/A	N/A	N/A	N/A	25.4%	26.2%

(c)	Operating income, as reported (GAAP)	$322.1	$1,300.1	$312.9	$350.7	$363.0	$358.4	$1,385.0
	Reversal of depreciation and amortization (n)	45.4	175.9	44.7	46.6	45.9	55.4	192.6

	EBITDA (n)	$367.5	$1,476.0	$357.6	$397.3	$408.9	$413.8	$1,577.6
	Reversal of restructuring and related expenses excluding accelerated depreciation (m)	10.5	58.6	23.4	8.2	13.9	—	45.5
	Reversal of TGBP integration expense (q)	N/A	N/A	N/A	N/A	N/A	4.8	4.8

	EBITDA, excl. restructuring and TGBP integration expense	$378.0	$1,534.6	$381.0	$405.5	$422.8	$418.6	$1,627.9

	EBITDA margin	27.1%	28.4%	27.9%	29.1%	29.0%	28.9%	28.7%
	EBITDA margin, excl. restructuring and TGBP integration expense	27.9%	29.6%	29.7%	29.7%	30.0%	29.2%	29.6%

(d)	Net income, as reported (GAAP)	$242.6	$909.9	$210.2	$263.2	$239.7	$452.3	$1,165.4
	Reversal of restructuring and related expenses, net of income tax benefit (m)	7.4	39.3	16.4	5.9	9.7	—	32.0

	Net income, restructuring adjusted	$250.0	$949.2	$226.6	$269.1	$249.4	$452.3	$1,197.4
	Reversal of IRS agreement tax provision benefit (o)	N/A	N/A	N/A	N/A	N/A	(204.7)	(204.7)

	Net income, restructuring and IRS agreement adjusted	$250.0	$949.2	$226.6	$269.1	$249.4	$247.6	$992.7
	Reversal of TGBP integration expense, net of income tax benefit (q)	N/A	N/A	N/A	N/A	N/A	3.1	3.1

	Net income, restructuring, IRS agreement and TGBP integration expense adjusted	$250.0	$949.2	$226.6	$269.1	$249.4	$250.7	$995.8

	Diluted earnings per share (“EPS”), as reported (GAAP) ($—dollars)	$0.37	$1.36	$0.32	$0.41	$0.38	$0.73	$1.84
	Impact from restructuring and related expenses, net of income tax benefit (m) ($—dollars)	0.01	0.06	0.03	0.01	0.02	—	0.05

	Diluted EPS, restructuring adjusted ($—dollars)	$0.38	$1.42	$0.35	$0.42	$0.40	$0.73	$1.89
	Impact from IRS agreement tax provision benefit (o) ($—dollars)	N/A	N/A	N/A	N/A	N/A	(0.33)	(0.32)

	Diluted EPS, restructuring and IRS agreement adjusted ($—dollars)	$0.38	$1.42	$0.35	$0.42	$0.40	$0.40	$1.57
	Impact from TGBP integration expense, net of income tax benefit (q) ($—dollars)	N/A	N/A	N/A	N/A	N/A	—	—

	Diluted EPS, restructuring, IRS agreement and TGBP integration expense adjusted ($—dollars)	$0.38	$1.42	$0.35	$0.42	$0.40	$0.40	$1.57

	Diluted weighted-average shares outstanding	658.4	668.9	652.1	635.8	627.1	621.7	634.2

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

		4Q10	FY2010	1Q11	2Q11	3Q11	4Q11	FY2011
Consumer-to-Consumer Segment
(e)	Revenues, as reported (GAAP)	$1,151.8	$4,383.4	$1,078.1	$1,155.1	$1,193.3	$1,181.9	$4,608.4
	Foreign currency translation impact (l)	18.0	32.3	2.2	(31.4)	(17.9)	8.0	(39.1)

	Revenues, constant currency adjusted	$1,169.8	$4,415.7	$1,080.3	$1,123.7	$1,175.4	$1,189.9	$4,569.3

	Prior year revenues, as reported (GAAP)	$1,113.7	$4,300.7	$1,030.2	$1,073.1	$1,128.3	$1,151.8	$4,383.4
	Revenue change, as reported (GAAP)	3%	2%	5%	8%	6%	3%	5%
	Revenue change, constant currency adjusted	5%	3%	5%	5%	4%	3%	4%

(f)	Principal per transaction, as reported ($—dollars)	$356	$355	$360	$365	$366	$349	$360
	Foreign currency translation impact (l) ($—dollars)	5	1	(1)	(14)	(11)	2	(6)

	Principal per transaction, constant currency adjusted ($—dollars)	$361	$356	$359	$351	$355	$351	$354

	Prior year principal per transaction, as reported ($—dollars)	$365	$363	$357	$351	$355	$356	$355
	Principal per transaction change, as reported	(3)%	(2)%	1%	4%	3%	(2)%	1%
	Principal per transaction change, constant currency adjusted	(1)%	(2)%	1%	0%	0%	(1)%	0%

(g)	Cross-border principal, as reported ($—billions)	$18.1	$68.6	$17.1	$18.6	$19.0	$18.5	$73.2
	Foreign currency translation impact (l) ($—billions)	0.3	0.3	—	(0.8)	(0.6)	0.2	(1.2)

	Cross-border principal, constant currency adjusted ($—billions)	$18.4	$68.9	$17.1	$17.8	$18.4	$18.7	$72.0

	Prior year cross-border principal, as reported ($—billions)	$17.1	$65.0	$16.1	$16.8	$17.6	$18.1	$68.6
	Cross-border principal change, as reported	6%	6%	7%	10%	8%	2%	7%
	Cross-border principal change, constant currency adjusted	7%	6%	6%	6%	5%	3%	5%

(h)	International revenues, as reported (GAAP)	$972.4	$3,669.2	$901.7	$962.9	$995.7	$995.5	$3,855.8
	Foreign currency translation impact (l)	18.4	35.0	2.6	(30.7)	(17.4)	7.5	(38.0)

	International revenues, constant currency adjusted	$990.8	$3,704.2	$904.3	$932.2	$978.3	$1,003.0	$3,817.8

	Prior year international revenues, as reported (GAAP)	$943.4	$3,559.7	$862.0	$890.8	$944.0	$972.4	$3,669.2
	International revenue change, as reported (GAAP)	3%	3%	5%	8%	5%	2%	5%
	International revenue change, constant currency adjusted	5%	4%	5%	5%	4%	3%	4%

(i)	International principal per transaction, as reported ($—dollars)	$386	$382	$390	$399	$401	$381	$393
	Foreign currency translation impact (l) ($—dollars)	7	2	(2)	(18)	(13)	3	(8)

	International principal per transaction, constant currency adjusted ($—dollars)	$393	$384	$388	$381	$388	$384	$385

	Prior year international principal per transaction, as reported ($—dollars)	$390	$386	$381	$376	$384	$386	$382
	International principal per transaction change, as reported	(1)%	(1)%	2%	6%	4%	(1)%	3%
	International principal per transaction change, constant currency adjusted	1%	(1)%	2%	1%	1%	(1)%	1%

(j)	International excl. US origination revenues, as reported (GAAP)	$797.6	$2,990.9	$732.2	$788.6	$822.2	$815.5	$3,158.5
	Foreign currency translation impact (l)	18.4	35.0	2.6	(30.7)	(17.4)	7.5	(38.0)

	International excl. US origination revenues, constant currency adjusted	$816.0	$3,025.9	$734.8	$757.9	$804.8	$823.0	$3,120.5

	Prior year international excl. US origination revenues, as reported (GAAP)	$778.0	$2,910.8	$699.8	$719.2	$774.3	$797.6	$2,990.9
	International excl. US origination revenue change, as reported (GAAP)	3%	3%	5%	10%	6%	2%	6%
	International excl. US origination revenue change, constant currency adjusted	5%	4%	5%	5%	4%	3%	4%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

2011 Effective Tax Rate

	4Q11	FY2011
Effective tax rate, as reported (GAAP)	(28.3)%	8.6%
IRS agreement tax provision benefit impact (o)	58.1%	16.1%
Restructuring and related expenses, net of income tax benefit impact (m)	N/A	0.2%

Effective tax rate, restructuring and IRS agreement adjusted	29.8%	24.9%

2012 Outlook Metrics

	Range
Revenue change (GAAP)	4%	6%
Foreign currency translation impact (p)	2%	2%

Revenue change, constant currency adjusted	6%	8%

Operating income margin (GAAP)	25%
TGBP integration expense impact (q)	1%

Operating income margin, TGBP integration expense adjusted	26%

Operating income margin (GAAP)	25%
Depreciation and amortization impact (n)	4%

EBITDA margin (n)	29%
TGBP integration expense impact (q)	1%

EBITDA margin, TGBP integration expense adjusted	30%

	Range
EPS guidance (GAAP) ($—dollars)	$1.65	$1.70
TGBP integration expense impact, net of tax benefit (q) ($—dollars)	0.05	0.05

EPS guidance, TGBP integration expense adjusted ($—dollars)	$1.70	$1.75

	Range
Operating cash flow (GAAP) ($—billions)	$1.0	$1.1
IRS agreement impact (o) ($—billions)	0.2	0.2

Operating cash flow, IRS agreement adjusted ($—billions)	$1.2	$1.3

Non-GAAP related notes:

(k)	Represents the incremental impact, including the impact from fluctuations in exchange rates, when applicable, of Travelex Global Business Payments (“TGBP”) on consolidated revenue.
(l)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate.
(m)	Restructuring and related expenses consist of direct and incremental expenses including the impact from fluctuations in exchange rates associated with restructuring and related activities, consisting of severance, outplacement and other related benefits; facility closure and migration of the Company’s IT infrastructure; and other expenses related to the relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and the acceleration of depreciation and amortization. Restructuring and related expenses were not allocated to the segments.
(n)	Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results from taking operating income and adjusting for depreciation and amortization expenses. EBITDA results provide an additional performance measurement calculation which helps neutralize the income statement effect of assets acquired in prior periods.
(o)	Represents the impact from the one-time tax benefit due to the agreement with the IRS resolving issues related to the restructuring of our international operations in 2003 of $204.7 million. Additionally, represents the impact of the anticipated tax payments in 2012 of approximately $200 million primarily related to the agreement with the IRS discussed above.
(p)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate.
(q)	Travelex Global Business Payments integration expense consists primarily of severance and other benefits, retention, direct and incremental expense consisting of facility relocation, consolidation and closures; IT systems integration; and other expenses such as training, travel and professional fees. Integration expense does include costs related to the completion of the Travelex Global Business Payments acquisition.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(Unaudited)

Other notes:

(r)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (x) and (y) below.
(s)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico as reflected in (x) and (y) below.
(t)	Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.
(u)	Represents the Europe, Middle East, Africa and South Asia region of our Consumer-to-Consumer segment, including India.
(v)	Represents all transactions to and from India.
(w)	Represents the Americas region of our Consumer-to-Consumer segment, which includes North America, Latin America, the Caribbean and South America.
(x)	Represents all transactions between and within the United States and Canada.
(y)	Represents all transactions to and from Mexico.
(z)	Represents the Asia Pacific region of our Consumer-to-Consumer segment, including China.
(aa)	Represents all transactions to and from China.
(bb)	Represents revenue generated from electronic channels, which include westernunion.com, account based money transfer and mobile money transfer.
(cc)	Represents revenue from the Company’s Bill Payments services, which allow consumers to make payments to a variety of organizations including utilities, auto finance companies, mortgage servicers, financial service providers, government agencies and other businesses. This revenue is included within the Global Business Payments segment.
(dd)	Represents revenue from the Company’s Business Solutions services including Travelex Global Business Payments, which facilitate cross-border, cross-currency business-to-business payment transactions. This revenue is included within the Global Business Payments segment.
(ee)	Represents all transactions to and from India and China.
(ff)	Represents revenue from prepaid services. This revenue is included within the Other segment.
(gg)	Marketing expense includes advertising, events, loyalty programs and the cost of employees dedicated to marketing activities.